Exhibit 99.5

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets:
Rental property, net	$1,024,605	$1,059,272
Assets held-for-sale	—	13,176
Cash and cash equivalents	13,269	14,144
Escrows and reserves	2,348	1,419
Accounts and other receivables, net of allowance for doubtful accounts of $922 and $655, respectively	5,611	6,892
Accrued straight-line rents, net of allowance for doubtful accounts of $471 and $414, respectively	45,211	42,745
Investment in affiliates	42,314	49,392
Deferred costs, net	41,603	42,712
Prepaid expenses and other assets	5,414	5,389
Intangible assets, net	23,622	25,106
Total assets	$1,203,997	$1,260,247
Liabilities:
Mortgage loans, net	$295,523	$296,212
Unsecured term loan, net	299,433	299,404
Unsecured revolving credit facility, net	48,758	141,555
Accounts payable and other liabilities	40,897	43,904
Accrued interest	1,470	1,537
Rents received in advance	6,493	6,234
Tenant security deposits	4,831	4,982
Deferred market rent, net	1,716	1,792
Total liabilities	699,121	795,620

Noncontrolling interests in the Operating Partnership	27,516	28,244
Equity:
Common shares, $0.001 par value per share, 150,000 shares authorized; 58,716 and 58,319 shares issued and outstanding, respectively	59	58
Additional paid-in capital	916,460	913,367
Accumulated other comprehensive loss	(273)	(844)
Dividends in excess of accumulated earnings	(438,886)	(476,198)
Total equity	477,360	436,383
Total liabilities, noncontrolling interests and equity	$1,203,997	$1,260,247

See accompanying notes to condensed consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues:
Rental	$30,818	$33,844
Tenant reimbursements and other	7,005	8,853
Total revenues	37,823	42,697
Operating expenses:
Property operating	9,958	11,537
Real estate taxes and insurance	4,661	5,216
General and administrative	4,497	4,578
Depreciation and amortization	14,566	15,006
Total operating expenses	33,682	36,337
Operating income	4,141	6,360
Other expenses (income)
Interest expense	6,344	6,816
Interest and other income	(210)	(1,003)
Equity in earnings of affiliates	(4,223)	(555)
(Gain) loss on sale of rental property	(42,799)	1,155
Loss on debt extinguishment	—	48
Total other expenses (income)	(40,888)	6,461
Net income (loss)	45,029	(101)
Less: Net (income) loss attributable to noncontrolling interests	(1,884)	147
Net income attributable to First Potomac Realty Trust	43,145	46
Less: Dividends on preferred shares	—	(2,248)
Less: Issuance costs of redeemed preferred shares	—	(1,904)
Net income (loss) attributable to common shareholders	$43,145	$(4,106)
Basic and diluted earnings per common share:
Net income (loss) attributable to common shareholders - basic	$0.75	$(0.07)
Net income (loss) attributable to common shareholders - dilutive	$0.74	$(0.07)
Weighted average common shares outstanding:
Basic	57,635	57,542
Diluted	57,907	57,542

See accompanying notes to condensed consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$45,029	$(101)
Unrealized gain on derivative instruments	596	169
Unrealized loss on derivative instruments	—	(1,031)
Total comprehensive income (loss)	45,625	(963)
Net (income) loss attributable to noncontrolling interests	(1,884)	147
Net (gain) loss from derivative instruments attributable to noncontrolling interests	(25)	36
Comprehensive income (loss) attributable to First Potomac Realty Trust	$43,716	$(780)

See accompanying notes to condensed consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$45,029	$(101)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,823	15,303
Stock based compensation	829	488
Bad debt expense	324	105
Amortization of deferred market rent	50	79
Amortization of financing costs and discounts	434	472
Equity in earnings of affiliates	(4,223)	(555)
Distributions from investments in affiliates	—	425
(Gain) loss on sale of rental property	(42,799)	1,155
Changes in assets and liabilities:
Escrows and reserves	(929)	375
Accounts and other receivables	1,007	1,358
Accrued straight-line rents	(2,883)	(1,725)
Prepaid expenses and other assets	(6)	205
Tenant security deposits	(129)	(748)
Accounts payable and accrued expenses	(1,474)	(2,313)
Accrued interest	(67)	39
Rents received in advance	259	70
Deferred costs	(1,171)	(682)
Total adjustments	(35,955)	14,051
Net cash provided by operating activities	9,074	13,950
Cash flows from investing activities:
Proceeds from sale of rental property, net	85,754	90,501
Change in escrow and reserve accounts	—	246
Additions to rental property and furniture, fixtures and equipment	(6,569)	(17,502)
Additions to construction in progress	(242)	(5,141)
Proceeds from sale of rental property owned through unconsolidated joint ventures, net	11,301	—
Net cash provided by investing activities	90,244	68,104
Cash flows from financing activities:
Financing costs	—	(245)
Issuance of debt	4,000	80,243
Repayments of debt	(97,891)	(93,119)
Dividends to common shareholders	(5,815)	(8,701)
Dividends to preferred shareholders	—	(2,776)
Distributions to noncontrolling interests	(255)	(393)
Income tax obligation payments made on behalf of employees	(232)	(122)
Redemption of preferred shares	—	(55,000)
Redemption of operating partnership units	—	(319)
Net cash used in financing activities	(100,193)	(80,432)
Net (decrease) increase in cash and cash equivalents	(875)	1,622
Cash and cash equivalents, beginning of period	14,144	13,527
Cash and cash equivalents, end of period	$13,269	$15,149

See accompanying notes to condensed consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Cash Flows – Continued

(unaudited)

Supplemental disclosure of cash flow information for the three months ended March 31, is as follows (dollars in thousands):

	2017	2016
Cash paid for interest, net	$5,975	$6,251
Non-cash investing and financing activities:
Change in fair value of the outstanding common Operating Partnership units	(2,383)	(1,324)
Value of common shares retired to settle employee tax obligation	232	122
Changes in accruals:
Additions to rental property and furniture, fixtures and equipment	(1,610)	421
Additions to development and redevelopment	474	(1,190)

Cash paid for interest on indebtedness is net of capitalized interest of $22 thousand and $0.2 million for the three months ended March 31, 2017 and 2016, respectively.

During the three months ended March 31, 2017 and 2016, certain of our employees surrendered common shares owed them valued at $0.2 million and $0.1 million, respectively, to satisfy their statutory minimum tax obligation associated with the vesting of restricted common shares of beneficial interest.

Noncontrolling interests in First Potomac Realty Investment Limited Partnership, our operating partnership (the “Operating Partnership”), are presented at the greater of their fair value or their cost basis, which is comprised of their fair value at issuance, subsequently adjusted for the noncontrolling interests’ share of net income or losses available to common shareholders, other comprehensive income or losses, distributions received or additional contributions. We account for issuances of common Operating Partnership units individually, which could result in some portion of our noncontrolling interests being carried at fair value with the remainder being carried at historical cost. At March 31, 2017 and 2016, we recorded adjustments of $3.7 million and $2.9 million, respectively, to present certain common Operating Partnership units at the greater of their carrying value or redemption value.

At March 31, 2017 and 2016, we accrued $4.6 million and $10.3 million, respectively, of capital expenditures related to rental property and furniture, fixtures and equipment in accounts payable. At March 31, 2017 and 2016, we accrued $0.6 million and $4.5 million, respectively, of capital expenditures related to development and redevelopment in accounts payable.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(1) Description of Business

First Potomac Realty Trust (the “Company”) is a leader in the ownership, management, redevelopment and development of office and business park properties in the greater Washington, D.C. region. The Company’s focus is owning and operating properties that the Company believes can benefit from its market knowledge and intensive operational skills with a focus on increasing their profitability and value. The Company’s portfolio primarily contains a mix of single-tenant and multi-tenant office properties and business parks. Office properties are single-story and multi-story buildings that are primarily for office use, and business parks contain buildings with office features combined with some industrial property space. The Company separates its properties into four distinct reporting segments, which it refers to as the Washington, D.C., Maryland, Northern Virginia and Southern Virginia reporting segments.

References in these unaudited condensed consolidated financial statements to “we,” “our,” “us,” the “Company” or “First Potomac,” refer to the Company and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

We conduct our business through our Operating Partnership. We are the sole general partner of, and, as of March 31, 2017, owned 95.8% of the common interest in the Operating Partnership. The remaining common interests in the Operating Partnership, which are presented as noncontrolling interests in the Operating Partnership in the accompanying unaudited condensed consolidated financial statements, are limited partnership interests that are owned by unrelated parties.

At March 31, 2017, we wholly owned properties totaling 6.0 million square feet and had a noncontrolling ownership interest in properties totaling an additional 0.4 million square feet through two unconsolidated joint ventures. We also owned land that can support 0.4 million square feet of additional development. Our consolidated properties were 92.4% occupied by 372 tenants at March 31, 2017. We do not include the square footage of properties in development or redevelopment, which totaled 0.1 million square feet at March 31, 2017, in our occupancy calculation. We derive substantially all of our revenue from leases of space within our properties. As of March 31, 2017, our largest tenant was the U.S. Government, which accounted for 14.0% of our total annualized cash basis rent, and the U.S. Government combined with government contractors accounted for 20.9% of our total annualized cash basis rent as of March 31, 2017. We operate so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

Our unaudited condensed consolidated financial statements include our accounts and the accounts of our Operating Partnership, which we consider to be a variable interest entity (“VIE”), and the subsidiaries in which we or our Operating Partnership has a controlling interest, which includes First Potomac Management, LLC, a wholly-owned subsidiary that manages the majority of our properties. All intercompany balances and transactions have been eliminated in consolidation.

We have condensed or omitted certain information and note disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made are adequate to prevent the information presented from being misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2016 and as updated from time to time in our other filings with the SEC.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments and accruals necessary to present fairly our financial position as of March 31, 2017 and the results of our operations, our comprehensive income (loss) and our cash flows for the three months ended March 31, 2017 and

2016. Interim results are not necessarily indicative of full-year performance due, in part, to the timing of transactions and the impact of acquisitions and dispositions throughout the year, as well as the seasonality of certain operating expenses such as utilities expense and snow and ice removal costs.

(b) Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires our management team to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Estimates include the amount of accounts receivable that may be uncollectible, future cash flows, discount and capitalization rate assumptions used to fair value acquired properties and to test impairment of certain long-lived assets and goodwill, derivative valuations, market lease rates, lease-up periods, leasing and tenant improvement costs used to fair value intangible assets acquired and probability weighted cash flow analysis used to fair value contingent liabilities. Actual results could differ from those estimates.

(c) Rental Property

Rental property is initially recorded at fair value, when acquired in a business combination, or initial cost when constructed or acquired in an asset purchase. Improvements and replacements are capitalized at cost when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of our assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 20 years
Furniture, fixtures and equipment	5 to 15 years
Lease related intangible assets	The term of the lease
Tenant improvements	Shorter of the useful life of the asset or the term of the related lease

We regularly review market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the carrying value of a property, an impairment analysis is performed. We assess potential impairments based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. This estimate is based on projections of future revenues, expenses, capital improvement costs to maintain the operating capacity, expected holding periods and capitalization rates. These cash flows consider factors such as expected market trends and leasing prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment based on forecasted undiscounted cash flows, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. Further, we will record an impairment loss if we expect to dispose of a property in the near term at a price below carrying value. In such an event, we will record an impairment loss based on the difference between a property’s carrying value and its projected sales price less any estimated costs to sell.

We will classify a building as held-for-sale in accordance with GAAP in the period in which we have made the decision to dispose of the building, our Board of Trustees or a designated delegate has approved the sale, there is a binding contract pursuant to which the buyer has significant money at risk, or high likelihood a binding agreement to purchase the property will be signed under which the buyer will be required to commit a significant amount of nonrefundable cash, and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. We will cease recording depreciation on a building once it has been classified as held-for-sale.

We will also determine whether the disposal of a building qualifies as a discontinued operation in accordance with GAAP by assessing whether the disposal of the building, or group of buildings, represents a strategic shift that has, or will have, a major effect on the Company’s operations or financial results. If the building does not qualify as a discontinued operation in accordance with GAAP, we will classify the building’s operating results, together with any impairment charges and any gains or losses on the sale of the building, in continuing operations for all periods presented in our consolidated statements of operations. We will classify the assets and liabilities related to the building as held-for-sale in our consolidated balance sheet for the period the held-for-sale criteria were met.

If the building does qualify as a discontinued operation under GAAP, we will classify the building’s operating results, together with any impairment charges and any gains or losses on the sale of the building, in discontinued operations in our consolidated statements of operations for all periods presented and classify the assets and liabilities related to the building as held-for-sale in our consolidated balance sheets for the periods presented. Interest expense is reclassified to discontinued operations only to the extent the disposed or held-for-sale property is secured by specific mortgage debt and the mortgage debt will not be assigned to another property owned by us after the disposition.

We recognize the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when assumed or incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.

We capitalize interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment, which include our investments in assets owned through unconsolidated joint ventures that are under development or redevelopment, while being readied for their intended use in accordance with accounting requirements regarding capitalization of interest. We will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress. We also capitalize direct compensation costs of our construction personnel who manage the development and redevelopment projects, but only to the extent the employee’s time can be allocated to a project. Any portion of construction management costs not directly attributable to a specific project are recognized as general and administrative expense in the period incurred. We do not capitalize any other general and administrative costs such as office supplies, office rent expense or an overhead allocation to our development or redevelopment projects. Capitalized compensation costs were immaterial for the three months ended March 31, 2017 and 2016. Capitalization of interest ends when the asset is substantially complete and ready for its intended use, but no later than one year from completion of major construction activity if the property is not occupied. We place redevelopment and development assets into service at this time and commence depreciation upon the substantial completion of tenant improvements and the recognition of revenue. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.

(d) Application of New Accounting Standards

In January 2017, we adopted Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires an entity to evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. The adoption of ASU 2014-15 did not have a material impact on our unaudited condensed consolidated financial statements and related disclosures.

In January 2017, we adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 requires us to classify cash payments made on behalf of employees for taxes owed on the vesting of restricted common shares, for which we withhold vested common shares owed to the employee in an amount that equates to the value of the employee’s tax obligation, as a financing activity on our statements of cash flows. We elected to adopt ASU 2016-09 retrospectively and the adoption of ASU 2016-09 did not have a material impact on our unaudited condensed consolidated financial statements and related disclosures.

In January 2017, we adopted Accounting Standards Update No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”), which requires a single decision maker or service provider, in evaluating whether it is the primary beneficiary, to consider on a proportionate basis indirect interests held through related parties under common control. The adoption of ASU 2016-17 did not have a material impact on our unaudited condensed consolidated financial statements and related disclosures.

In January 2017, we adopted Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which was issued by the Financial Accounting Standards Board (“FASB”) in January 2017. ASU 2017-01 provides a new framework for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We anticipate ASU 2017-01 will change our accounting treatment of future property acquisitions; however, the adoption of ASU 2017-01 did not have a material impact on our unaudited condensed consolidated financial statements and related disclosures.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers and will replace most existing revenue recognition guidance when it becomes effective. In July 2015, the FASB deferred by one year the mandatory effective date of ASU 2014-09 from January 1, 2017 to January 1, 2018. Early adoption is permitted, but not prior to the original effective date of January 1, 2017. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. We have begun to evaluate each of the revenue streams under the new model and the pattern of recognition is not expected to change significantly. We have not yet selected a transition method and are evaluating the impact that ASU 2014-09 will have on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which requires, among other things, entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value disclosed for financial instruments measured at amortized cost on the balance sheet. ASU 2016-01 is effective for periods beginning after December 15, 2017; early adoption is not permitted. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”), which requires a lessee to record on the balance sheet a right-of-use asset with a corresponding lease liability created by lease terms of more than 12 months. Additional qualitative and quantitative disclosures will also be required. The guidance will become effective for periods beginning after December 15, 2018 and will be applied using a modified retrospective transition method. We are currently evaluating the impact that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The guidance addresses eight classification issues related to the statement of cash flows, including debt prepayment or debt extinguishment costs and distributions received from equity-method investees. The guidance will become effective for periods beginning after December 15, 2017 and early adoption is permitted. ASU 2016-15 requires the use of a retrospective transition method to each period presented. If such retrospective transition is impracticable for certain issues, the adoption of ASU 2016-15 for the applicable issues may be applied prospectively as of the earliest date practicable. The guidance is not expected to have a material impact on our consolidated financial statements or related disclosures.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. ASU 2016-18 is effective for periods beginning after December 15, 2017 and early adoption is permitted. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which requires an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. ASU 2017-04 is effective for periods beginning after December 15, 2019 and early adoption is permitted for measurement dates after January 1, 2017. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

In February 2017, the FASB issued Accounting Standards Update No. 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets (“ASU 2017-05”), which clarifies the guidance in Subtopic 610-20 on accounting for derecognition of a nonfinancial asset. The update also defines in-substance nonfinancial assets and includes guidance on partial sales of nonfinancial assets. The amendments in ASU 2017-05 are to be applied at the same time that ASU 2014-09 is applied. We are currently evaluating the impact that ASU 2017-05 will have on our consolidated financial statements and related disclosures.

(e) Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation, primarily as a result of adopting ASU 2016-09 in January 2017. See note 2(d), Summary of Significant Accounting Policies - Application of New Accounting Standards for more information.

(3) Earnings Per Common Share

Basic earnings or loss per common share (“EPS”) is calculated by dividing net income or loss attributable to common shareholders by the weighted average common shares outstanding for the periods presented. Diluted EPS is computed after adjusting the basic EPS computation for the effect of dilutive common equivalent shares outstanding during the periods presented, which include stock options and non-vested shares. We apply the two-class method for determining EPS as our outstanding unvested shares with non-forfeitable dividend rights are considered participating securities. Our excess of distributions over earnings related to participating securities is shown as a reduction in total earnings attributable to common shareholders in our computation of EPS.

The following table sets forth the computation of our basic and diluted earnings per common share (dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2017	2016
Numerator for basic and diluted earnings per common share:
Net income (loss)	$45,029	$(101)
Less: Net (income) loss attributable to noncontrolling interests	(1,884)	147
Net income attributable to First Potomac Realty Trust	43,145	46
Less: Dividends on preferred shares	—	(2,248)
Less: Issuance costs of redeemed preferred shares (1)	—	(1,904)
Net income (loss) attributable to common shareholders	43,145	(4,106)
Less: Allocation to participating securities	(55)	(73)
Net income (loss) attributable to common shareholders	$43,090	$(4,179)
Denominator for basic and diluted earnings per common share:
Weighted average common shares outstanding - basic	57,635	57,542
Weighted average common shares outstanding - diluted	57,907	57,542
Basic and diluted earnings per common share:
Net income (loss) attributable to common shareholders - basic	$0.75	$(0.07)
Net income (loss) attributable to common shareholders - diluted	$0.74	$(0.07)

(1)     Represents the original issuance costs associated with the redemption of 2.2 million 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the “7.750% Series A Preferred Shares”) during the three months ended March 31, 2016.

In accordance with GAAP regarding earnings per common share, we did not include the following potential weighted average common shares in our calculation of diluted earnings per common share as they are anti-dilutive for the periods presented (amounts in thousands):

	Three Months Ended March 31,
	2017	2016
Stock option awards	879	1,018
Non-vested share awards	595	484
	1,474	1,502

(4) Rental Property

Rental property represents wholly-owned buildings and related improvements, net of accumulated depreciation, and developable land. All of our rental properties are located within the greater Washington, D.C. region. Rental property consists of the following (dollars in thousands):

	March 31, 2017	December 31, 2016 (1)
Land and land improvements	$269,920	$282,923
Buildings and improvements	766,394	824,867
Construction in progress	29,793	4,605
Tenant improvements	185,264	189,031
Furniture, fixtures and equipment	374	408
	1,251,745	1,301,834
Less: accumulated depreciation	(227,140)	(242,562)
	$1,024,605	$1,059,272

(1)             Excludes rental property totaling $13.2 million at December 31, 2016 related to One Fair Oaks, which was classified as held-for-sale at December 31, 2016 and was sold on January 9, 2017.

Development and Redevelopment Activity

We will place completed development and redevelopment assets in-service upon the earlier of one year after major construction activity is deemed to be substantially complete or upon occupancy. We construct office buildings and/or business parks on a build-to-suit basis or with the intent to lease upon completion of construction. At March 31, 2017, we owned developable land that can accommodate 0.4 million square feet of additional building space, of which 34 thousand is located in the Washington, D.C. reporting segment, 0.1 million in the Maryland reporting segment, 0.2 million in the Northern Virginia reporting segment and 0.1 million in the Southern Virginia reporting segment.

In March 2017, the sole tenant of 540 Gaither Road at Redland (“Redland I”) exercised its early termination option and vacated the 133,895 square-foot building, which is located in our Maryland reporting segment. Upon the tenant vacating Redland I, the building was placed into redevelopment. At March 31, 2017, our total investment in the building under redevelopment was $23.6 million, which included the $23.0 million total original cost basis of the building and land. The majority of costs incurred as of March 31, 2017 in excess of the original cost basis of the building and land related to site planning and design costs.

During the first quarter of 2017, we did not place in-service any completed development or redevelopment space. At March 31, 2017, we did not have any completed development or redevelopment space that had yet to be placed in-service.

(5) Investment in Affiliates

We own an interest in several unconsolidated joint ventures, two of which currently own properties. We do not control the activities that are most significant to the joint ventures. As a result, the assets, the liabilities and the operating results of these non-controlled joint ventures are not consolidated within our unaudited condensed consolidated financial statements. Our investments in these joint ventures are recorded as “Investment in affiliates” on our consolidated balance sheets. On March 7, 2017, three of our unconsolidated joint ventures collectively sold Aviation Business Park, a 120,284 square-foot office building, and Rivers Park I and II, a 307,984 square-foot business park, which were all located in our Maryland reporting segment. Based on our percentage ownership of the joint ventures, our share of gross proceeds from the sale totaled $19.0 million, which generated $18.4 million of net proceeds. We used the net proceeds from the sale to repay $7.0 million (our proportionate share) of mortgage debt encumbering Rivers Park I and II, and the remainder was used to repay a portion of the outstanding balance under our unsecured revolving credit facility. We have had, and will have, no continuing involvement in the ownership decisions of any of the unconsolidated joint ventures’ disposed properties subsequent to their disposal.

Our investment in affiliates consisted of the following (dollars in thousands):

	Reporting Segment	Ownership Interest	Investment at March 31, 2017	Investment at December 31, 2016
Prosperity Metro Plaza	Northern Virginia	51%	$26,772	$26,414
1750 H Street, NW	Washington, D.C.	50%	14,594	14,624
Aviation Business Park (1)	Maryland	50%	482	5,941
Rivers Park I and II (1)(2)	Maryland	25%	466	2,413
			$42,314	$49,392

(1)             The unconsolidated joint ventures that owned Aviation Business Park and Rivers Park I and II sold these properties on March 7, 2017. Our investment in these joint ventures at March 31, 2017 is primarily comprised of our share of cash that has not yet been distributed.

(2)             Rivers Park I and Rivers Park II were owned through two separate unconsolidated joint ventures.

The following table provides a summary of the mortgage debt held by our unconsolidated joint ventures (dollars in thousands):

	FPO Ownership	Effective Interest Rate	Maturity Date	Principal Balance at March 31, 2017 (1)	Principal Balance at December 31, 2016 (1)
Rivers Park I and II (2)	25%	LIBOR + 1.90% (3)	September 2017	$—	$28,000
1750 H Street, NW (4)	50%	3.92%	August 2024	32,000	32,000
Prosperity Metro Plaza (5)	51%	3.91%	December 2029	50,000	50,000
Weighted Average / Total		3.91%		$82,000	$110,000

(1)             Reflects the entire balance of the debt secured by the properties, not our portion of the debt.

(2)             The unconsolidated joint ventures that owned Rivers Park I and II sold these properties on March 7, 2017. The unconsolidated joint venture partners used net proceeds from the sale to repay the mortgage debt encumbering the properties. At December 31, 2016, $2.8 million of the outstanding mortgage balance was recourse to us.

(3)             At March 31, 2017, LIBOR was 0.98%. All references to LIBOR in the condensed consolidated financial statements refer to one-month LIBOR.

(4)             The loan requires interest-only payments with a constant interest rate over the life of the loan. The loan is repayable in full, without penalty, on or after August 1, 2021.

(5)             The loan requires interest-only payments through December 2024, at which time the loan requires principal and interest payments through its maturity date. The loan is repayable in full, without penalty, on or after June 1, 2029.

The net assets of our unconsolidated joint ventures consisted of the following (dollars in thousands):

	March 31, 2017	December 31, 2016
Assets:
Rental property, net	$144,065	$189,245
Cash and cash equivalents	11,122	9,887
Other assets	16,472	20,726
Total assets	171,659	219,858
Liabilities:
Mortgage loans, net (1)(2)	81,416	109,372
Other liabilities	6,503	8,674
Total liabilities	87,919	118,046
Net assets	$83,740	$101,812

(1)             Of the total mortgage debt that encumbers our unconsolidated properties, none was recourse to us at March 31, 2017 and $2.8 million was recourse to us at December 31, 2016.

(2)             Mortgage loans, net at both March 31, 2017 and December 31, 2016 included $0.6 million of unamortized deferred financing costs

Our share of earnings or losses related to our unconsolidated joint ventures is recorded in our consolidated statements of operations as “Equity in earnings of affiliates.” The following table summarizes the results of operations of our unconsolidated joint ventures for the periods presented, of which, our proportionate share is reflected in “Equity in earnings of affiliates” in our consolidated statements of operations based on our varying ownership interests in the unconsolidated joint ventures (dollars in thousands):

	Three Months Ended March 31,
	2017	2016
Total revenues	$5,679	$6,290
Total operating expenses	(1,937)	(2,166)
Net operating income	3,742	4,124
Depreciation and amortization	(1,863)	(1,966)
Interest expense, net	(962)	(993)
Gain on sale of rental property	10,324	—
Net income	$11,241	$1,165

The following table summarizes the results of operations of Aviation Business Park and Rivers Park I and II, which were sold in March 2017, of which, our proportionate share is reflected in “Equity in earnings of affiliates” in our consolidated statements of operations based on our varying ownership interests in the unconsolidated joint ventures that owned the respective properties (dollars in thousands):

	Three Months Ended March 31,
	2017	2016
Total revenues	$1,113	$1,631
Total operating expenses	(275)	(641)
Net operating income	838	990
Depreciation and amortization	(420)	(643)
Interest expense, net	(146)	(175)
Income from operations of disposed properties	272	172
Gain on sale of rental property	10,324	—
Net income	$10,596	$172

We earn various fees from several of our joint ventures, which include management fees, leasing commissions and construction management fees. We recognize fees only to the extent of the third party ownership interest in our unconsolidated joint ventures. We recognized fees from our unconsolidated joint ventures of $0.1 million and $0.2 million for the three months ended March 31, 2017 and 2016, respectively, which are reflected within “Tenant reimbursements and other revenues” on our consolidated statements of operations.

(6) Dispositions

We will report a disposed or held-for-sale property or group of properties in discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on our operations and financial results. All other disposed properties will have their operating results reflected within continuing operations on our consolidated statements of operations for all periods presented.

We have had, and will have, no continuing involvement with any of our disposed properties subsequent to their disposal. The operations of the disposed properties were not subject to any income based taxes. Other than the properties discussed below in this note 6, Dispositions, and in note 5, Investment in Affiliates, we did not dispose of or enter into any agreements to sell any other properties during the three months ended March 31, 2017 and 2016.

Disposed or Held-for-Sale Properties within Continuing Operations

The following table is a summary of property dispositions whose operating results are included in continuing operations in our consolidated statements of operations for the periods presented (dollars in thousands):

Property	Reporting Segment	Disposition Date	Property Type	Square Feet	Net Sale Proceeds
Plaza 500	Northern Virginia	2/17/2017	Industrial	502,830	$72,499
One Fair Oaks (1)	Northern Virginia	1/9/2017	Office	214,214	13,255
Storey Park (2)	Washington, D.C.	7/25/2016	Land	—	52,659
NOVA Non-Core Portfolio (3)	Northern Virginia	3/25/2016	Various	945,745	90,501

(1)             One Fair Oaks was classified as held-for-sale at December 31, 2016, and the building was vacant at the time of sale.

(2)             This development site could have supported up to 712,000 rentable square feet.

(3)             Consists of Van Buren Office Park, Herndon Corporate Center, Windsor at Battlefield, Reston Business Campus, Enterprise Center, Gateway Centre Manassas, Linden Business Center and Prosperity Business Center (collectively, the “NOVA Non-Core Portfolio”).

On February 17, 2017, we sold Plaza 500 for net proceeds of $72.5 million and recorded a gain on sale of $42.7 million. The sale of Plaza 500 represented the divestiture of our last industrial property. We used the proceeds to pay down a portion of the outstanding balance under our unsecured revolving credit facility.

On January 9, 2017, we sold One Fair Oaks for net proceeds of $13.3 million and recorded a gain on sale of $0.1 million. We used the proceeds to pay down a portion of the outstanding balance under our unsecured revolving credit facility. One Fair Oaks met our held-for-sale criteria at December 31, 2016 and, therefore, the assets of the building were classified within “Assets-held-for-sale” on our consolidated balance sheet at December 31, 2016. The assets classified within held-for-sale as of December 31, 2016 primarily consisted of $17.6 million in building and building improvements, $1.6 million of land, and $6.0 million of accumulated depreciation. No material liabilities were classified as held-for-sale at December 31, 2016.

The following table summarizes the aggregate results of operations for the disposed or held-for-sale properties that are included in continuing operations for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2017	2016
Revenues	$804	$7,043
Property operating expenses	(304)	(2,823)
Depreciation and amortization	(289)	(1,343)
Interest expense	—	(184)
Loss on debt extinguishment	—	(48)
Income from operations of disposed property	211	2,645
Gain (loss) on sale of rental property (1)	42,799	(1,155)
Net income from continuing operations	$43,010	$1,490

(1)             During the first quarter of 2017, we recorded a $0.1 million gain on the sale of One Fair Oaks and a $42.7 million gain on the sale of Plaza 500. During the first quarter of 2016, we recorded a $1.2 million loss on the sale of the NOVA Non-Core Portfolio.

(7) Debt

Our debt consisted of the following (dollars in thousands):

	March 31, 2017 (1)	December 31, 2016 (1)
Mortgage loans, net, effective interest rates ranging from 4.22% to 6.01%, maturing at various dates through September 2030 (2)(3)	$295,523	$296,212
Unsecured term loan, net, effective interest rates ranging from LIBOR plus 1.45% to LIBOR plus 1.80%, with staggered maturity dates ranging from December 2020 to December 2022 (2)	299,433	299,404
Unsecured revolving credit facility, net, effective interest rate of LIBOR plus 1.50%, maturing December 2019 (2)	48,758	141,555
Total	$643,714	$737,171

(1)             The balances include a total of $5.8 million and $6.2 million of unamortized deferred financing costs at March 31, 2017 and December 31, 2016, respectively.

(2)             At March 31, 2017, LIBOR was 0.98%.

(3)             The balances at March 31, 2017 and December 31, 2016 include two construction loans.

(a) Mortgage Loans

The following table provides a summary of our mortgage debt, which includes two construction loans (dollars in thousands):

Encumbered Property	Contractual Interest Rate	Effective Interest Rate		Maturity Date	March 31, 2017	December 31, 2016
440 First Street, NW Construction Loan (1)(2)	LIBOR + 2.50%	LIBOR + 2.50%		May 2017	$32,216	$32,216
Redland II and III	4.20%	4.64%		November 2017	62,873	63,214
Northern Virginia Construction Loan (3)	LIBOR + 1.85%	LIBOR + 1.85%		September 2019	34,584	34,584
840 First Street, NE	5.72%	6.01%		July 2020	35,023	35,201
Battlefield Corporate Center	4.26%	4.40%		November 2020	3,309	3,353
1211 Connecticut Avenue, NW	4.22%	4.47%		July 2022	28,347	28,503
1401 K Street, NW	4.80%	4.93%		June 2023	35,384	35,556
11 Dupont Circle, NW	4.05%	4.22%		September 2030	66,780	66,780
Principal balance		4.45%	(4)		298,516	299,407
Unamortized deferred financing costs					(2,993)	(3,195)
Total balance, net					$295,523	$296,212

(1)             At March 31, 2017, LIBOR was 0.98%.

(2)             This construction loan is collateralized by 440 First Street, NW. In May 2016, we extended the maturity date by one year to May 30, 2017. We can repay all or a portion of the construction loan, without penalty, at any time during the term of the loan. At March 31, 2017, per the terms of the loan agreement, 50% of the outstanding principal balance and all of the outstanding accrued interest were recourse to us.

(3)             This construction loan has a borrowing capacity of up to $43.7 million and is collateralized by the NOVA build-to-suit, which was placed in-service in the third quarter of 2016. We can repay all or a portion of the Northern Virginia Construction Loan, without penalty, at any time during the term of the loan.

(4)             Represents the weighted average interest rate on total mortgage debt.

(b) Unsecured Term Loan and Unsecured Revolving Credit Facility

The table below shows the outstanding balances and the interest rates of the three tranches of the $300.0 million unsecured term loan and the unsecured revolving credit facility at March 31, 2017 and December 31, 2016 (dollars in thousands):

	Maturity Date	Interest Rate (1)	March 31, 2017	December 31, 2016
Unsecured Term Loan
Tranche A	December 2020	LIBOR + 1.45%	$100,000	$100,000
Tranche B	June 2021	LIBOR + 1.45%	100,000	100,000
Tranche C	December 2022	LIBOR + 1.80%	100,000	100,000
Total			300,000	300,000
Unamortized deferred financing costs			(567)	(596)
Total, net			$299,433	$299,404

Unsecured Revolving Credit Facility
Outstanding borrowings	December 2019 (2)	LIBOR + 1.50% (3)	$51,000	$144,000
Unamortized deferred financing costs			(2,242)	(2,445)
Total, net			$48,758	$141,555

(1)             Reflects the interest rate spreads at March 31, 2017. At March 31, 2017, LIBOR was 0.98%. The interest rate spread is subject to change based on our maximum total indebtedness ratio. For more information, see note 7(d), Debt — Financial Covenants.

(2)             The maturity date of the unsecured revolving credit facility may be extended for two, six-month terms at our option.

(3)             At March 31, 2017, our outstanding borrowings under the unsecured revolving credit facility had a weighted average interest rate of 2.5%.

During the three months ended March 31, 2017, we repaid $97.0 million of the outstanding balance under the unsecured revolving credit facility. In January 2017, we used the net proceeds from the sale of One Fair Oaks and available cash to repay $14.0 million of the outstanding balance under our unsecured revolving credit facility. In February 2017, we used a portion of the net proceeds from the sale of Plaza 500 to repay $70.0 million of the outstanding balance under our unsecured revolving credit facility. In March 2017, we used our proportionate share of the net proceeds from the sale of Aviation Business Park and Rivers Park I and II to repay $7.0 million of the mortgage loan that encumbered Rivers Park I and II (our proportionate share) and the remainder was used, together with available cash, to repay $13.0 million of the outstanding balance under our unsecured revolving credit facility. During the three months ended March 31, 2017, we borrowed $4.0 million under the unsecured revolving credit facility for general corporate purposes.

For the three months ended March 31, 2017, our weighted average borrowings outstanding under the unsecured revolving credit facility were $96.6 million with a weighted average interest rate of 2.3% compared with weighted average borrowings of $169.5 million and a weighted average interest rate of 1.9% for the three months ended March 31, 2016. Our maximum outstanding borrowings were $144.0 million and $193.0 million during the three months ended March 31, 2017 and 2016, respectively.

As of the date of this filing, we had $51.0 million outstanding and $172.0 million available capacity under the unsecured revolving credit facility. We are required to pay a commitment fee at an annual rate of 0.15% of the unused capacity if our usage exceeds 50% of our total capacity under the revolving credit facility, or 0.25% if our usage does not exceed 50%.

(c) Interest Rate Swap Agreements

At March 31, 2017, we had nine interest rate swap agreements outstanding that collectively fixed LIBOR, at a weighted average interest rate of 1.4%, on $240.0 million of our variable rate debt. See note 8, Derivative Instruments, for more information about our interest rate swap agreements.

(d) Financial Covenants

The credit agreement governing our unsecured revolving credit facility and unsecured term loan contains various restrictive covenants, including with respect to liens, indebtedness, investments, distributions, mergers and asset sales. The agreement also includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations under the agreement to be immediately due and payable.

Our outstanding corporate debt agreements contain specific financial covenants that may impact future financing decisions made by us or may be impacted by a decline in operations. These covenants relate to our allowable leverage, minimum tangible net worth, fixed charge coverage and other financial metrics. As of March 31, 2017, we were in compliance with the covenants of our amended, restated and consolidated unsecured revolving credit facility and unsecured term loan, the 440 First Street, NW Construction Loan and the Northern Virginia Construction Loan.

Our continued ability to borrow under the unsecured revolving credit facility is subject to compliance with financial and operating covenants, and a failure to comply with any of these covenants could result in a default under the credit facility. These debt agreements also contain cross-default provisions that would be triggered if we were in default under other loans, including mortgage loans, in excess of certain amounts. In the event of a default, the lenders could accelerate the timing of payments under the debt obligations and we may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all, which would have a material adverse effect on our liquidity, financial condition, results of operations and ability to make distributions to our shareholders.

Our unsecured revolving credit facility and unsecured term loan are subject to interest rate spreads that float based on the quarterly measurement of our maximum consolidated total indebtedness to gross asset value ratio. Based on our leverage ratio at March 31, 2017, the applicable interest rate spreads on the unsecured revolving credit facility and the unsecured term loan will remain unchanged.

(8) Derivative Instruments

We are exposed to certain risks arising from business operations and economic factors. We use derivative financial instruments to manage exposures that arise from business activities in which our future exposure to interest rate fluctuations is unknown. The objective in the use of an interest rate derivative is to add stability to interest expenses and manage exposure to interest rate changes. We do not use derivatives for trading or speculative purposes and we intend to enter into derivative agreements only with counterparties that we believe have a strong credit rating to mitigate the risk of counterparty default or insolvency. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•                  available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection;

•                  the duration of the hedge may not match the duration of the related liability;

•                  the party owing money in the hedging transaction may default on its obligation to pay; and

•                  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign its side of the hedging transaction.

We enter into interest rate swap agreements to hedge our exposure on our variable rate debt against fluctuations in prevailing interest rates. The interest rate swap agreements fix LIBOR to a specified interest rate; however, the swap agreements do not affect the contractual spreads associated with each variable debt instrument’s applicable interest rate.

At March 31, 2017, we had nine interest rate swap agreements outstanding that collectively fixed LIBOR, at a weighted average interest rate of 1.4%, on $240.0 million of our variable rate debt. Our interest rate swap agreements are summarized below (dollars in thousands):

Maturity Date	Notional Amount	Interest Rate Contractual Component	Fixed LIBOR Interest Rate
July 2017	$30,000	LIBOR	2.093%
July 2017	30,000	LIBOR	2.093%
July 2017	25,000	LIBOR	1.129%
July 2017	12,500	LIBOR	1.129%
July 2017	50,000	LIBOR	0.955%
July 2018	12,500	LIBOR	1.383%
July 2018	30,000	LIBOR	1.660%
July 2018	25,000	LIBOR	1.394%
July 2018	25,000	LIBOR	1.135%
Total/Weighted Average	$240,000		1.442%

Our interest rate swap agreements are designated as cash flow hedges and we record the effective portion of any unrealized gains associated with the change in fair value of the swap agreements within “Accumulated other comprehensive loss” and “Prepaid expenses and other assets” and the effective portion of any unrealized losses within “Accumulated other comprehensive loss” and “Accounts payable and other liabilities” on our consolidated balance sheets. We record any gains or losses incurred as a result of each interest rate swap agreement’s fixed rate deviating from our respective loan’s contractual rate within “Interest expense” in our consolidated statements of operations. We did not have any material ineffectiveness associated with our cash flow hedges during the three months ended March 31, 2017 and 2016.

Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to “Interest expense” on our consolidated statements of operations as interest payments are made on our variable-rate debt. We reclassified accumulated other comprehensive losses as an increase to interest expense of $0.4 million and $0.8 million for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, we estimated that $0.4 million of our accumulated other comprehensive loss will be reclassified as an increase to interest expense over the following twelve months.

(9) Fair Value Measurements

Our application of GAAP outlines a valuation framework and creates a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The required disclosures increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is identified, under the standard, as the price that would be received to sell an asset or paid to transfer a liability between willing third parties at the measurement date (an exit price). In accordance with GAAP, certain assets and liabilities must be measured at fair value, and we provide the necessary disclosures that are required for items measured at fair value as outlined in the accounting requirements regarding fair value.

Financial assets and liabilities, as well as those non-financial assets and liabilities requiring fair value measurement, are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs, only used to the extent that observable inputs are not available, reflect our assumptions about the pricing of an asset or liability.

In accordance with accounting provisions and the fair value hierarchy described above, the following table shows the fair value of our consolidated assets and liabilities that are measured on a non-recurring and recurring basis as of March 31, 2017 and December 31, 2016 (dollars in thousands):

	Balance at March 31, 2017	Level 1	Level 2	Level 3
Recurring Measurements:
Derivative instrument-swap assets	$68	$—	$68	$—
Derivative instrument-swap liabilities	378	—	378	—

	Balance at December 31, 2016	Level 1	Level 2	Level 3
Recurring Measurements:
Derivative instrument-swap liabilities	$906	$—	$906	$—

We did not re-measure or complete any transactions involving non-financial assets or non-financial liabilities that are measured at fair value on a recurring basis during the three months ended March 31, 2017 and 2016. Also, no transfers into or out of fair value measurement levels for assets or liabilities that are measured on a recurring basis occurred during the three months ended March 31, 2017 and 2016.

Interest Rate Derivatives

At March 31, 2017, we had hedged $240.0 million of our variable rate debt through nine interest rate swap agreements. See note 8, Derivative Instruments, for more information about our interest rate swap agreements.

The interest rate derivatives are fair valued based on prevailing market yield curves on the measurement date and also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees. We use a third party to assist in valuing our interest rate swap agreements. A daily “snapshot” of the market is taken to obtain close of business rates. The snapshot includes over 7,500 rates including LIBOR fixings, Eurodollar futures, swap rates, exchange rates, treasuries, etc. This market data is obtained via direct feeds from Bloomberg and Reuters and from Inter-Dealer Brokers. The selected rates are compared to their historical values. Any rate that has changed by more than normal mean and related standard deviation would be considered an outlier and flagged for further investigation. The rates are then compiled through a valuation process that generates daily valuations, which are used to value our interest rate swap agreements. Our interest rate swap derivatives are effective cash flow hedges and the effective portion of the change in fair value is recorded in the equity section of our consolidated balance sheets as “Accumulated other comprehensive loss.”

Financial Instruments

The carrying amounts of cash equivalents, accounts and other receivables, accounts payable and other liabilities, with the exception of any items listed above, approximate their fair values due to their short-term maturities. We determine the fair value of our debt instruments by discounting future contractual principal and interest payments using prevailing market rates for securities with similar terms and characteristics at the balance sheet date. We deem the fair value measurement of our debt instruments as a Level 2 measurement as we use quoted interest rates for similar debt instruments to value our debt instruments.

The carrying amount and estimated fair value of our debt instruments are as follows (dollars in thousands):

	March 31, 2017		December 31, 2016
	Carrying Value (1)	Fair Value	Carrying Value (1)	Fair Value
Financial Liabilities:
Mortgage debt	$298,516	$296,923	$299,407	$300,927
Unsecured term loan	300,000	300,000	300,000	300,000
Unsecured revolving credit facility	51,000	51,000	144,000	144,000
Total	$649,516	$647,923	$743,407	$744,927

(1)             The debt balances exclude a combined total of $5.8 million and $6.2 million of unamortized deferred financing costs at March 31, 2017 and December 31, 2016, respectively.

(10) Equity

In December 2015, our Board of Trustees authorized the redemption of some or all of our 6.4 million outstanding 7.750% Series A Preferred Shares. On January 19, 2016 and April 27, 2016, we used proceeds from dispositions to redeem 2.2 million shares and 3.6 million shares, respectively, of our 7.750% Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the applicable dates of redemption. On July 6, 2016, we used proceeds from the repayment of a mezzanine loan to redeem the remaining 0.6 million outstanding shares of our 7.750% Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the date of redemption. The 7.750% Series A Preferred Shares (NYSE: FPO-PA) were delisted from trading on the New York Stock Exchange upon redemption of the remaining 0.6 million outstanding shares on July 6, 2016.

On January 24, 2017, we declared a dividend of $0.10 per common share, equating to an annualized dividend of $0.40 per common share. The dividend was paid on February 15, 2017 to common shareholders of record as of February 8, 2017. We record dividends on non-vested share awards as a reduction of shareholders’ equity. Dividends paid on non-vested share awards that subsequently do not vest are recorded as compensation expense in the period in which they are forfeited or expire. For each dividend paid by us on our common shares and, when applicable, preferred shares, the Operating Partnership distributes an equivalent distribution on our common and preferred Operating Partnership units, respectively.

On April 25, 2017, we declared a dividend of $0.10 per common share, equating to an annualized dividend of $0.40 per common share. The dividend will be paid on May 15, 2017 to common shareholders of record as of May 8, 2017.

Our unsecured revolving credit facility and unsecured term loan, the 440 First Street, NW Construction Loan and the Northern Virginia Construction Loan contain certain restrictions that include, among other things, requirements to maintain specified coverage ratios and other financial covenants, which may limit our ability to make distributions to our common and preferred shareholders, except for distributions required to maintain our qualification as a REIT.

As a result of the redemption feature of the Operating Partnership units, the noncontrolling interests associated with the Operating Partnership are recorded outside of permanent equity. Our equity and redeemable noncontrolling interests are as follows (dollars in thousands):

	Total Equity	Redeemable noncontrolling interests
Balance at December 31, 2016	$436,383	$28,244
Net income	43,145	1,884
Changes in ownership, net	3,076	(2,382)
Distributions to owners	(5,815)	(255)
Other comprehensive income, net	571	25
Balance at March 31, 2017	$477,360	$27,516

	First Potomac Realty Trust	Non-redeemable noncontrolling interests (1)	Total Equity	Redeemable noncontrolling interests
Balance at December 31, 2015	$624,528	$800	$625,328	$28,813
Net income (loss)	46	(14)	32	(133)
Changes in ownership, net	(53,145)	—	(53,145)	(1,644)
Distributions to owners	(10,948)	—	(10,948)	(393)
Other comprehensive loss, net	(826)	—	(826)	(36)
Balance at March 31, 2016	$559,655	$786	$560,441	$26,607

(1)             Our 97% owned consolidated joint venture sold Storey Park on July 25, 2016, at which time all assets and liabilities owned by the joint venture were either sold or settled at the time of disposition and the remaining proceeds from the sale were distributed to the joint venture partners in accordance with the terms of the joint venture agreement. See note 6, Dispositions, for more information.

A summary of our accumulated other comprehensive loss is as follows (dollars in thousands):

	2017	2016
Beginning balance at January 1,	$(844)	$(2,360)
Net unrealized gain (loss) on derivative instruments	596	(862)
Net (gain) loss attributable to noncontrolling interests	(25)	36
Ending balance at March 31,	$(273)	$(3,186)

(11) Noncontrolling Interests

(a) Noncontrolling Interests in the Operating Partnership

Noncontrolling interests relate to the common interests in the Operating Partnership not owned by us. Interests in the Operating Partnership are owned by limited partners who contributed buildings and other assets to the Operating Partnership in exchange for common Operating Partnership units. Limited partners have the right to tender their units for redemption in exchange for, at our option, our common shares on a one-for-one basis or cash based on the fair value of our common shares at the date of redemption. Unitholders receive a distribution per unit equivalent to the dividend per common share. Differences between amounts paid to redeem noncontrolling interests and their carrying values are charged or credited to equity. As a result of the redemption feature of the Operating Partnership units, the noncontrolling interests are recorded outside of permanent equity.

Noncontrolling interests are presented at the greater of their fair value or their cost basis, which is comprised of their fair value at issuance, subsequently adjusted for the noncontrolling interests’ share of net income or losses available to common shareholders, other comprehensive income or losses, distributions received or additional contributions. We account for issuances of common Operating Partnership units individually, which could result in some portion of our noncontrolling interests being carried at fair value with the remainder being carried at historical cost. Based on the closing price of our common shares at March 31, 2017, the cost to acquire, through cash purchase or issuance of our common shares, all of the outstanding common Operating Partnership units not owned by us would be $26.2 million. At March 31, 2017 and December 31, 2016, we recorded adjustments of $3.7 million and $6.1 million, respectively, to present certain common Operating Partnership units at the greater of their carrying value or redemption value.

At March 31, 2017, 2,545,602 of the total common Operating Partnership units, or 4.2%, were not owned by us. During the three months ended March 31, 2017, no common Operating Partnership units were redeemed with available cash. During the three months ended March 31, 2016, 38,539 common Operating Partnership units were redeemed with available cash. No common Operating Partnership units were redeemed for common shares during the three months ended March 31, 2017 or 2016.

(b) Noncontrolling Interests in a Consolidated Partnership

When we are deemed to have a controlling interest in a partially-owned entity, we will consolidate all of the entity’s assets, liabilities and operating results within our condensed consolidated financial statements. The net assets contributed to the consolidated entity by the third party, if any, will be reflected within permanent equity in our consolidated balance sheets to the extent they are not mandatorily redeemable. The amount will be recorded based on the third party’s initial investment in the consolidated entity and will be adjusted to reflect the third party’s share of earnings or losses in the consolidated entity and any distributions received or additional contributions made by the third party. The earnings or losses from the entity attributable to the third party are recorded as a component of “Net (income) loss attributable to noncontrolling interests” on our consolidated statements of operations.

On August 4, 2011, we formed a joint venture, in which we had a 97% interest, with an affiliate of Perseus Realty, LLC to acquire Storey Park in our Washington, D.C. reporting segment, which was placed into development in August 2013. Storey Park was sold July 25, 2016, at which time all assets and liabilities owned by the joint venture were either sold or settled at the time of disposition and the remaining proceeds from the sale were distributed to the joint venture partners in accordance with the terms of the joint venture agreement. See note 6, Dispositions, for more information.

(12) Share-Based Payments

We record costs related to our share-based compensation based on the grant date fair value calculated in accordance with GAAP. We recognize share-based compensation costs on a straight-line basis over the requisite service period for each award and these costs are recorded within “General and administrative expense” or “Property operating expense” in our consolidated statements of operations based on the employee’s job function.

Non-Vested Share Awards

We issue non-vested common share awards that either vest over a specific time period that is identified at the time of issuance or vest upon the achievement of specific performance goals that are identified at the time of issuance. We issue new common shares, subject to restrictions, upon each grant of non-vested common share awards. During the first quarter of 2017, we granted a total of 160,349 non-vested time-based common shares to our officers and employees. The time-based awards will vest ratably on an annual basis over a three-year period from the grant date. In February 2017, we granted a total of 257,937 non-vested performance-based common shares to our officers. The number of shares that will be earned under the February 2017 performance-based awards will be determined at the end of 2019, based upon the achievement of specified market performance goals measured over the performance period from January 1, 2017 through December 31, 2019. Of the shares earned, 50% will vest on February 1, 2020 and the remaining earned shares will vest on February 1, 2021. Any shares that are not earned will be forfeited.

We recognized compensation expense associated with all of our non-vested common share awards of $0.8 million and $0.4 million during the three months ended March 31, 2017 and 2016. Dividends on all non-vested common share awards are recorded as a reduction of equity. We apply the two-class method for determining EPS as our outstanding non-vested common shares with non-forfeitable dividend rights are considered participating securities. Our excess of distributions over earnings related to participating securities is shown as a reduction in total earnings attributable to common shareholders in our computation of EPS.

A summary of our non-vested common share awards at March 31, 2017 is as follows:

	Non-vested Common Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2016	711,374	$9.85
Granted	418,286	8.54
Vested	(80,179)	10.99
Expired	(1,630)	12.38
Forfeited	(991)	11.03
Non-vested at March 31, 2017	1,046,860	$9.23

We value our non-vested time-based share awards at the grant date fair value, which is the market price of our common shares. For the non-vested performance-based common share awards granted in February 2017, we used a Monte Carlo Simulation (risk-neutral approach) to determine the number of shares that may be issued pursuant to the award as these awards were deemed to have a market condition. The risk-free interest rate assumptions used in the Monte Carlo Simulation were determined based on the zero coupon risk-free rate for the time frame of 0.25 years to 3 years, which ranged from 0.70% to 1.60%, respectively. The volatility used for our common share price in the Monte Carlo Simulation varied between 25.82% and 22.93%. Based on the Monte Carlo Simulation, the weighted average grant date fair value of the February 2017 non-vested performance-based common share awards was $7.11.

As of March 31, 2017, we had $7.6 million of unrecognized compensation cost related to non-vested common shares. We anticipate this cost will be recognized over a weighted-average period of 3.2 years.

(13) Segment Information

Our reportable segments consist of four distinct reporting and operational segments within the greater Washington, D.C. region in which we operate: Washington, D.C., Maryland, Northern Virginia and Southern Virginia. We evaluate the performance of our segments based on the operating results of the properties located within each segment, which excludes large non-recurring gains and losses, gains or losses from sale of rental property, interest expense, general and administrative costs, acquisition costs or any other indirect corporate expense to the segments. In addition, the segments do not have significant non-cash items in their operating results other than the impact of straight-line revenue and the amortization of deferred market rents, deferred lease incentives and deferred tenant improvement reimbursements. There are no inter-segment sales or transfers recorded between segments.

The results of operations of our four reporting segments for the three months ended March 31, 2017 and 2016 are as follows (dollars in thousands):

	Three Months Ended March 31, 2017
	Washington, D.C.	Maryland (1)	Northern Virginia	Southern Virginia	Consolidated
Number of buildings	6	34	12	19	71
Square feet	917,643	1,886,177	1,168,990	2,023,858	5,996,668
Total revenues	$11,722	$11,235	$7,312	$7,554	$37,823
Property operating expense	(3,139)	(2,657)	(1,956)	(2,206)	(9,958)
Real estate taxes and insurance	(2,292)	(982)	(741)	(646)	(4,661)
Total property operating income	$6,291	$7,596	$4,615	$4,702	23,204
Depreciation and amortization expense					(14,566)
General and administrative					(4,497)
Other income					40,888
Net income					$45,029
Total assets (2)	$443,800	$322,738	$260,564	$159,487	$1,203,997
Capital expenditures (3)	$1,522	$2,350	$2,295	$606	$6,810

	Three Months Ended March 31, 2016
	Washington, D.C.	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings	6	34	14	19	73
Square feet	918,566	1,885,630	1,715,730	2,023,858	6,543,784
Total revenues	$11,290	$11,587	$12,307	$7,513	$42,697
Property operating expense	(2,968)	(3,235)	(3,320)	(2,014)	(11,537)
Real estate taxes and insurance	(2,372)	(929)	(1,297)	(618)	(5,216)
Total property operating income	$5,950	$7,423	$7,690	$4,881	25,944
Depreciation and amortization expense					(15,006)
General and administrative					(4,578)
Other expenses					(6,461)
Net loss					$(101)
Total assets (2)	$468,561	$338,553	$294,480	$166,015	$1,359,943
Capital expenditures (3)	$4,910	$959	$15,757	$897	$22,643

(1)             Redland I within our Maryland reporting segment was placed into redevelopment during March 2017.

(2)             Total assets include our investment in properties that are owned through joint ventures that are not consolidated within our condensed consolidated financial statements. For more information on our unconsolidated investments, including location within our reportable segments, see note 5, Investment in Affiliates. Corporate assets not allocated to any of our reportable segments totaled $17.4 million and $92.3 million at March 31, 2017 and 2016, respectively.

(3)             Capital expenditures for corporate assets not allocated to any of our reportable segments were immaterial for the three months ended March 31, 2017 and $0.1 million for the three months ended March 31, 2016.